Exhibit 15.1

Board of Directors and Stockholders

Arthur J. Gallagher & Co.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) of Arthur J. Gallagher & Co. for the registration of shares of its common stock pertaining to the Arthur J. Gallagher & Co. 2017 Long-Term Incentive Plan, Deferred Equity Participation Plan, Deferred Cash Participation Plan, and Supplemental Savings and Thrift Plan of our reports dated April 28, 2017, July 28, 2017 and October 30, 2017 relating to the unaudited consolidated interim financial statements of Arthur J. Gallagher & Co. that are included in its Forms 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

November 1, 2017